Exhibit 99.1

Media Contact: William H. Galligan                  Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports First Quarter Results

First Quarter 2015 Results

•	Revenue of $603 million, a decrease of 1% compared to first quarter 2014.

•	Operating income of $178 million. Excluding lease termination costs, adjusted operating income of $188 million, 1% lower than a year ago.

•	Operating ratio of 70.5%, compared with 73.7% in first quarter 2014. Excluding lease termination costs, adjusted operating ratio of 68.9%, a 0.2 point increase compared to first quarter 2014.

•	Diluted earnings per share of $0.91. Adjusted diluted earnings per share of $1.03 for first quarter 2015, a 2% decrease compared to first quarter 2014.

Kansas City, Mo., April 21, 2015. Kansas City Southern (KCS) (NYSE:KSU) reported first quarter 2015 revenues of $603 million. Overall, carload volumes were 1% higher than in first quarter 2014.

Compared to 2014, first quarter revenue included a 9% increase in Chemicals & Petroleum and an 8% increase in Intermodal. Automotive was also strong, with revenues growing by 4% in the first quarter of 2015 despite headwinds from the weaker peso. Energy revenue declined 15% largely due to reduced utility coal shipments as a result of lower natural gas prices. Industrial & Consumer revenue declined 2% primarily due to lower metals shipments. Agriculture & Minerals revenue declined by 7% compared to the prior year, primarily due to a decline in grain shipments when compared to the strong first quarter of 2014. Also, excluding the impacts of lower U.S. fuel prices and the depreciating peso, revenue growth would have been approximately 4% compared to the first quarter of 2014.

After adjusting for lease termination costs, operating expenses in the first quarter were $415 million, 1% lower than 2014, primarily due to lower U.S. fuel prices and the depreciating peso. Adjusted operating income for the first quarter of 2015 was $188 million compared with $190 million a year ago. KCS reported a first quarter 2015 adjusted operating ratio of 68.9%, a 0.2 point increase compared to first quarter 2014.

Reported net income in the first quarter of 2015 totaled $101 million, or $0.91 per diluted share, compared with $94 million, or $0.85 per diluted share, in the first quarter of 2014. Excluding lease termination costs, debt retirement costs and the impacts of foreign exchange rate fluctuations, adjusted diluted earnings per share for first quarter 2015 was $1.03 compared to $1.05 in 2014.

“Lower-than-expected carloadings in a few commodity groups, particularly utility coal, coupled with a weak peso and the impact of low U.S. fuel prices on fuel surcharge revenues, combined to exert pressure on first quarter consolidated revenues” stated Chief Executive Officer David L. Starling. “We believe our ability to scale operating expenses and capital where necessary, provide KCS with the opportunity to improve earnings as 2015 progresses. In addition, we remain fully committed to managing our railroad in a manner designed to allow our Company and its stockholders to benefit from the abundant growth opportunities that should emerge in the years ahead.”

GAAP Reconciliations
($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to
Adjusted Diluted Earnings per Share	Three Months Ended March 31, 2015
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$151.6	$50.4	$101.2	$0.91
Adjustments for:
Lease termination costs	9.6	2.9	6.7	0.06
Foreign exchange loss	11.6	3.5	8.1	0.07
Foreign exchange component of income taxes	—	1.6	(1.6)	(0.01)
Adjusted	$172.8	$58.4	114.4
Less: Noncontrolling interest and preferred
stock dividends			(0.5)
Adjusted net income available to common
stockholders - see (a) below			$113.9	$1.03

	Three Months Ended March 31, 2014
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$143.0	$49.0	$94.0	$0.85
Adjustments for:
Lease termination costs	29.9	10.1	19.8	0.18
Debt retirement costs	6.6	2.2	4.4	0.04
Foreign exchange gain	(3.1)	(0.9)	(2.2)	(0.02)
Foreign exchange component of income taxes	—	(0.2)	0.2	—
Adjusted	$176.4	$60.2	116.2
Less: Noncontrolling interest and preferred
stock dividends			(0.4)
Adjusted net income available to common
stockholders - see (a) below			$115.8	$1.05

GAAP Reconciliations (continued)
($ in millions)

Reconciliation of Operating Expenses to Adjusted	Three Months Ended
Operating Expenses	March 31,
	2015	2014
Operating expenses as reported	$424.9	$447.4
Adjustment for lease termination costs	(9.6)	(29.9)
Adjusted operating expenses - see (b) below	$415.3	$417.5

Operating income as reported	$178.2	$160.0
Adjusted operating income - see (b) below	187.8	189.9

Operating ratio (c) as reported	70.5%	73.7%
Adjusted operating ratio - see (b) and (c) below	68.9%	68.7%

Revenue Change Adjusted for Estimated Foreign Exchange
and U.S. Fuel Price Impacts
		Revenue Change %
Reported revenues for the three months ended March 31, 2015	$603.1
Reported revenues for the three months ended March 31, 2014	607.4
Revenue change	(4.3)	(1%)

Estimated adjustment for foreign exchange	13.2
Estimated adjustment for U.S. fuel price	15.4
Revenue change excluding foreign exchange and U.S. fuel price impacts - see (d) below	$24.3	4%

(a)
The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company's performance for different periods on a more comparable basis by excluding the impact of changes in foreign currency exchange rates and items that are not directly related to the ongoing operations of the Company.

(b)
The Company believes adjusted operating expenses, operating income and operating ratio are meaningful as they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that are not directly related to the ongoing operations of the Company.

(c)	Operating ratio is calculated by dividing operating expenses by revenues; or in the case of adjusted operating ratio, adjusted operating expenses divided by revenues.

(d)
The Company believes the revenue change excluding foreign exchange and U.S. fuel price impacts is a meaningful measure as it allows investors to evaluate the Company's performance for different periods on a more comparable basis by excluding the impacts of fluctuations in foreign currency exchange rates and U.S. fuel price by holding these rates constant between the reporting periods.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur.  Words such as “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify many of these forward-looking statements.  Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date hereof.  Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and use items shipped by rail; loss of the rail concession of KCS’ subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination of, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS’ technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents on KCS’ rail network or at KCS’ facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; availability of qualified personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; increased demand and traffic congestion; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business.  More detailed information about factors that could affect future events may be found in filings by KCS with the Securities and Exchange Commission, including KCS’ Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 1-4717) and subsequent reports.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements to reflect future events or developments.

Kansas City Southern and Subsidiaries
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2015	2014
Revenues	$603.1	$607.4
Operating expenses:
Compensation and benefits	117.6	110.6
Purchased services	58.1	55.2
Fuel	81.0	103.9
Equipment costs	29.1	31.7
Depreciation and amortization	68.5	61.9
Materials and other	61.0	54.2
Lease termination costs	9.6	29.9
Total operating expenses	424.9	447.4
Operating income	178.2	160.0
Equity in net earnings of unconsolidated affiliates	4.4	5.7
Interest expense	(18.6)	(18.7)
Debt retirement costs	—	(6.6)
Foreign exchange gain (loss)	(11.6)	3.1
Other expense, net	(0.8)	(0.5)
Income before income taxes	151.6	143.0
Income tax expense	50.4	49.0
Net income	101.2	94.0
Less: Net income attributable to noncontrolling interest	0.4	0.3
Net income attributable to Kansas City Southern and subsidiaries	100.8	93.7
Preferred stock dividends	0.1	0.1
Net income available to common stockholders	$100.7	$93.6

Earnings per share:
Basic earnings per share	$0.91	$0.85
Diluted earnings per share	$0.91	$0.85

Average shares outstanding (in thousands):
Basic	110,309	110,086
Potentially dilutive common shares	218	317
Diluted	110,527	110,403

Kansas City Southern and Subsidiaries
Revenue & Carload/Units by Commodity - First Quarter 2015 and 2014

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	First Quarter		%	First Quarter		%	First Quarter		%
	2015	2014	Change	2015	2014	Change	2015	2014	Change

Chemical & Petroleum
Chemicals	$53.0	$49.9	6%	29.2	26.6	10%	$1,815	$1,876	(3%)
Petroleum	33.0	28.8	15%	17.4	16.4	6%	1,897	1,756	8%
Plastics	28.8	26.5	9%	15.6	14.8	5%	1,846	1,791	3%
Total	114.8	105.2	9%	62.2	57.8	8%	1,846	1,820	1%

Industrial & Consumer Products
Forest Products	68.5	65.4	5%	32.4	31.4	3%	2,114	2,083	1%
Metals & Scrap	60.5	65.9	(8%)	31.3	34.0	(8%)	1,933	1,938	—
Other	17.0	17.8	(4%)	17.4	18.2	(4%)	977	978	—
Total	146.0	149.1	(2%)	81.1	83.6	(3%)	1,800	1,783	1%

Agriculture & Minerals
Grain	54.7	66.1	(17%)	30.8	35.3	(13%)	1,776	1,873	(5%)
Food Products	37.0	35.2	5%	16.2	14.9	9%	2,284	2,362	(3%)
Ores & Minerals	7.0	5.1	37%	6.8	5.2	31%	1,029	981	5%
Stone, Clay & Glass	6.9	7.0	(1%)	3.0	3.3	(9%)	2,300	2,121	8%
Total	105.6	113.4	(7%)	56.8	58.7	(3%)	1,859	1,932	(4%)

Energy
Utility Coal	36.1	48.8	(26%)	40.9	48.0	(15%)	883	1,017	(13%)
Coal & Petroleum Coke	9.8	9.8	—	13.6	14.1	(4%)	721	695	4%
Frac Sand	14.5	16.4	(12%)	7.7	8.2	(6%)	1,883	2,000	(6%)
Crude Oil	6.2	3.2	94%	3.6	2.0	80%	1,722	1,600	8%
Total	66.6	78.2	(15%)	65.8	72.3	(9%)	1,012	1,082	(6%)

Intermodal	95.0	88.0	8%	243.3	234.2	4%	390	376	4%

Automotive	54.4	52.4	4%	31.0	28.7	8%	1,755	1,826	(4%)

TOTAL FOR COMMODITY GROUPS	582.4	586.3	(1%)	540.2	535.3	1%	$1,078	$1,095	(2%)

Other Revenue	20.7	21.1	(2%)

TOTAL	$603.1	$607.4	(1%)